Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Enhanced AMT-Free Municipal Credit
Opportunities Fund f/k/a Nuveen Dividend Advantage
Municipal Income Fund

811-09475


A special meeting of shareholders was held in the offices of Nuveen Investments on November 9, 2015; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve the issuance of additional common shares, to approve a new investment management agreement and to approve a new sub-advisory agreement. The meeting was subsequently adjourned to December 9, 2015, and additionally adjourned to January 11, 2016, February 10,
 2016 and March 2, 2016.


The results of the shareholder votes
are as follows:

Common Shares

<c> Common and
Preferred shares
voting together as
a class
<c> Preferred
Shares
To approve an Agreement and
Plan of Reorganization




   For


            1,790
   Against


                  -
   Abstain


                  -
      Total


            1,790




To approve the issuance of
additional common shares in
connection with each
Reorganization.




   For
                                    12,780,697
   12,782,487
                  -
   Against
  1,507,618
     1,507,618
                  -
   Abstain
    634,228
        634,228
                  -
      Total
14,922,543
   14,924,333
                  -




To approve a New Investment Management Agreement






   For
    -
   12,861,308

   Against
    -
     1,346,777

   Abstain
    -
        716,248

      Total
    -
    14,924,333





To approve a New Sub-Advisory
Agreement



   For
    -
 12,842,319

   Against
    -
   1,340,516

   Abstain
     -
      741,498

Total

 14,924,333





Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission on Form 497 on October
23, 2015, Accession No. 0001193125-15-351943.